                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION

                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

                 Old Mutual South Africa Equity Trust

Address of Principal Business Office:

                 Richmond House, 12 Par-la-Ville Road
                 Hamilton, Bermuda

Telephone Number:         (809) 292-3434

Name and address of agent for service of process:

                 John Collis, Conyers Dill & Pearman
                 Clarendon House, 2 Church Street
                 Hamilton, Bermuda

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A; YES/X/ NO/ /

                                    Signature


         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in Winchester, England on the 4th day of November, 1995.

                                             OLD MUTUAL SOUTH AFRICA
                                             EQUITY TRUST


                                             By: William Langley
                                                 ------------------------------
                                                 William Langley
                                                 Treasurer

Attest: Susan E. Rouse
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        Name:  Susan E. Rouse